Exhibit 99.1

Surge Global reports acquiring Green Valley Prospect totaling approximately 2,500 acres in northern Nevada to drill for oil

SOLANA BEACH Calif., August 21, 2008 (PRIME NEWSWIRE) -- Surge Global Energy, Inc. (OTC BB: SRGG.OB - News): Surge Global Energy, Inc. announces that it has acquired, at a cost of approximately $500,000, two leases totaling approximately 2,500 acres in northern Nevada to drill for oil from Tetuan Resources, Corp. Surge has agreed to drill an initial test well on the Green Valley prospect prior to August 1, 2009 to a maximum depth of approximately 4,500 feet.  Surge owns a 100% working interest in the initial well until payout, at which point Tetuan will back into a 15% working interest. Surge will own an 85% working interest in subsequent wells. Surge plans on drilling the initial test well within 120 to 150 days.

“The Green Valley prospect is the first of several oil and gas drilling prospects that Surge is looking to acquire and drill. Green Valley is on trend and has similar geology to the highly successful Grant Canyon field that produced over 20 million barrels of oil. Surge will utilize existing cash on hand to fund drilling operations,” stated E. Jamie Schloss, CEO.

Forward-Looking Statements

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995.  Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

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Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date.  We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.  You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC.  In particular, you should read our most recent Annual Report on Form 10-KSB and the risk factors contained herein.

Contact:
          Surge Global Energy, Inc.
          E. Jamie Schloss, Chief Executive Officer
          858-720-9900
          Surgeglobalshare@aol.com

Source:  Surge Global Energy, Inc.